COLLEGE LOAN LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS COLLEGE LOAN LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT COLLEGE LOAN LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, COLLEGE LOAN LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-252-5452.

FINAL TERM SHEET $1,500,000,000 Student Loan Asset-Backed Notes, Series 2007-1 College Loan Corporation Trust II Issuing Entity

College Loan LLC Depositor	College Loan Corporation Sponsor, Master Servicer and Issuer Administrator

	Original Principal Amount	Interest Rate	Final Maturity Date	Price to Public	Underwriting Discount	Proceeds to Issuing Entity(1)
Class A-1 Notes	$200,000,000	3-month LIBOR plus 0.01%	January 25, 2023	100%	0.190%	$199,620,000
Class A-2 Notes	$278,000,000	3-month LIBOR plus 0.06%	July 25, 2026	100%	0.220%	$277,388,400
Class A-3 Notes	$222,000,000	3-month LIBOR plus 0.10%	April 25, 2029	100%	0.260%	$221,422,800
Class A-4 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-5 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-6 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-7 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-8 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-9 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-10 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-11 Notes	$75,000,000	Auction Rate	January 25, 2047	100%	0.180%	$74,865,000
Class A-12 Notes	$50,000,000	Auction Rate	January 25, 2047	100%	0.180%	$49,910,000
Class A-13 Notes	$50,000,000	Auction Rate	January 25, 2047	100%	0.180%	$49,910,000
Class B-1 Notes	$25,000,000	Auction Rate	January 25, 2047	100%	0.200%	$24,950,000
Class B-2 Notes	$25,000,000	Auction Rate	January 25, 2047	100%	0.200%	$24,950,000
Class B-3 Notes	$25,000,000	Auction Rate	January 25, 2047	100%	0.200%	$24,950,000
Class B-4 Notes	$25,000,000	Auction Rate	January 25, 2047	100%	0.200%	$24,950,000
Total	$1,500,000,000					$1,496,971,200
____________________

(1)           Before deducting expenses estimated to be approximately $924,000.

          The issuing entity also will issue in a privately negotiated transaction $200,000,000 aggregate principal amount of its series 2007-1 class A-14 senior reset rate notes. These notes are not being offered hereby. The aggregate initial principal balance of the offered notes and the non-offered notes is $1,700,000,000.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this free writing prospectus. Any representation to the contrary is a criminal offense.

          This final term sheet constitutes a “free writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

          The underwriters named below are offering the offered notes subject to approval of certain legal matters by their counsel. The offered notes will be delivered in book-entry form only on March 6, 2007.

Citigroup (Joint Book Runner)	Goldman, Sachs & Co. (Joint Book Runner)	JPMorgan (Joint Book Runner)	UBS Investment Bank (Joint Book Runner)

Deutsche Bank
(Co-Manager)

March 1, 2007